Diodes Second Quarter 2006 Conference Call -2d
Participants: Dr. Keh-Shew Lu, Carl Wertz & Mark King

Introduction : Carl Wertz, CFO of Diodes, Inc. Good morning and welcome to Diodes’ second quarter 2006 earnings conference call.

I am Carl Wertz, Chief Financial Officer of Diodes Incorporated. With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu joining us from Taiwan, Mark King, Sr. VP of Sales and Marketing, and our new Sr. Vice President-Finance, Richard White.

Before I turn the call over to Dr. Lu, may I remind our listeners that in this call management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today August 2, 2006. Diodes assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days at the investor relations section of Diodes’ website at www.diodes.com.

And now it’s my pleasure to turn the call over Diodes’ President and CEO, Dr. Keh-Shew Lu.

Dr. Keh-Shew Lu, President & CEO of Diodes, Inc.

Thank you, Carl.

Welcome everyone, and thank you for joining us today.

I am very proud to be able to report another quarter of outstanding performance in the second quarter of 2006. Diodes achieved record sales and results as we continued to outperform the discrete semiconductor segment and the overall semiconductor industry. It has been only a little over a year since we announced our strategy to move into adjacent market segments, but already in the second quarter our standard linear products made a substantial contribution to the growth of Diodes revenues and profits.

Here are Q2 earnings highlights:
➢	Revenues increased 63% year-over-year and 12.4% sequentially to a record $82.7 million.
➢	Gross profit increased 57% year-over-year and 13% sequentially.
➢	GAAP net income increased 22% sequentially to $11.4 million, or $0.41 per share.
➢	Pro forma net income increased 68% year-over-year to a record $12.9 million, or $0.45 per share.

These outstanding numbers are the result of strong demand for our next generation discrete products and excellent customer acceptance of our standard linear products. The strategy of moving into adjacent markets is clearly paying dividends. Following the acquisition of Anachip, we are seeing excellent growth synergies across our combined customer base. And we expect to harvest margin improvements as we internalize more of Anachip’s products to our world-class packaging facilities in the quarters ahead.

We are on track to complete the Anachip brand conversion by the end of Q3.

We made the following solid progress in executing our business strategy of innovation and profitable growth;

We accomplished this by:
First, we maintained our focus on R&D for next-generation technologies. For example, in Q2, we launched the PowerDI™323 product platform, one of the smallest power packages ever launched in the power rectifier market. In addition, to lead our growing R&D team, we promoted Francis Tang to Vice President of Product Development.

Second, we launched 63 products from 19 product families in the second quarter as we continued to capitalize on our strengths in next-generation, multi-chip devices. We also earned multiple design wins, which Mark will discuss in detail.

Third, we remained financially disciplined by controlling operating costs, maximizing cash through effective working capital management, and deploying capital in the best interest of our shareholders.

Finally, to strengthen our financial team, we appointed Richard White as Senior Vice President of Finance, a newly created executive position.

Rick brings with him 30 years of senior financial experience, including 25 years at Texas Instruments, where he served as Vice President of Finance and Production Planning. Rick and I previously worked together at TI's world-wide MOS Memory business, so I know that he brings the capabilities to round out our very strong finance department working with our CFO Carl Wertz. As Diodes grows to become a more sizable global company, we will benefit from Rick’s experience in Mergers & Acquisitions, financial and production planning, and treasury management.

Our balance sheet continued to be very strong in Q2. As of June 30, 2006, Diodes had $100 million in total cash and short-term investments, $141 million in working capital, and $4 million in long term debt. Our strong balance sheet will enable us to continue with our growth strategy, both through organic growth and through acquisitions.

We continue to see a range of opportunities that fit within our strategic product focus and leverage our strengths in manufacturing and distribution. While we are maintaining our strong pricing discipline, we believe we have a number of attractive candidates. We believe we already have one of the strongest and most cohesive management teams in our industry, and I expect to continue to strengthen that team to be able to effectively manage our future growth.

Recognition by leading business publications affirmed our strategy and execution. For the second consecutive year, Diodes was selected for BusinessWeek’s “2006 List of 100 Hot Growth Companies,” as well as for Business 2.0 Magazine’s “100 Fastest Growing Tech Companies.”

Thus, we head into the third quarter with solid financials and strong management that will enable Diodes to continue its strategy of innovation and profitable growth and pursue strategic acquisitions. With that, I’m going to turn it over to Carl to discuss the financials in more detail.

Q2 2006 Financials: Carl Wertz

Thanks, Dr. Lu, and good morning everyone.

As Dr. Lu mentioned, Diodes again achieved record financial results in the second quarter of 2006.

As Diodes continued its expansion into the analog market and built its leadership position in the discrete semiconductor industry, second quarter revenues increased considerably on both a sequential and year-over-year basis, setting new records for Diodes.

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Revenues for the second quarter were $82.7 million, an increase of 63.5% from the second quarter of 2005. On a sequential basis our revenues grew 12.4%. New product sales advanced to a record 24.9% of revenue, compared to 23.3% in the previous quarter.

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Gross profit for the second quarter increased 57% to $27.4 million, compared to the same period last year. This increase in gross profit was due to improved product mix, increased sales volume, and efficient utilization of the Company’s manufacturing capacity, as it progresses in moving production of analog products to its highly productive packaging facility. Gross margin increased sequentially from 32.9% to 33.2% in the current quarter.

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Selling, General & Administrative expenses for the quarter were $11.7 million and 14.2% of revenue, versus $7.2 million and also 14.2% of revenue, in the comparable quarter last year. Included in second quarter SG&A expenses were $1.4 million in non-cash, share-based compensation as per FAS123R. For comparable purposes, excluding the share-based compensation, SG&A for the second quarter of 2006 would have improved to 12.4% of sales. In the press release we have included a table to reconcile the impact of share-based compensation expense to reported results.

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Research and development was $2.1 million, or 2.5% of revenue, compared to $850,000, or 1.7% of revenue, in the second quarter of 2005. We continue to put the resources in place to drive new product development across discrete and analog devices to bolster our new product pipeline and build on our existing platforms.

•	Operating income increased 26% sequentially to $13.6 million, or 16.5% of sales, compared to $10.8 million, or 14.7% of sales, for the first quarter of 2006.

•	Depreciation was $4.9 million for the quarter and $9.6 million year-to-date.

•	EBITDA for the quarter was $20 million, an increase of 53%, from the same period last year.

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Our effective income tax rate in the second quarter was 19.9%, compared to 15.0% for the previous quarter, and 15.6% for the same period last year. Our higher effective tax rate was the result of greater income in the U.S. at higher tax rates, and accrued dividend related taxes in Taiwan. Going forward, we anticipate our tax rate to be in the mid-to-upper teens.

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Pro forma net income, which excludes $1.5 million net stock option expense, for the second quarter increased 68% year-over-year to $12.9 million, or $0.45 per share, compared to $7.7 million, or $0.32 per share, last year. Our pro forma EPS of $0.45 is a 19% sequential increase over our $0.38 last quarter.

GAAP net income increased 22% sequentially to $11.4 million, or $0.41 per share, up from $9.3 million, or $0.34, in the first quarter this year.

•	Cash flow from operations for the quarter was $18 million, an 80% increase compared to $10 million for the same period last year.

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Turning to the balance sheet, we had $100 million in total cash and short-term investments and $141 million in working capital, and only $4 million in long-term term debt. Our total debt balance is $10.8 million, down from $11.3 million last quarter and $12.5 at the end of 2005.

•	Our total debt to equity ratio is 33% for the current quarter, while our total debt to assets is 25%.

•	Inventories were $43 million, with inventory turns at 5.5 times.

•	Accounts receivable days were 68 days in the second quarter compared to 74 days in the prior quarter. We still experience tremendous pressure to extend terms, especially in Asia, and now in Europe.

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Capital expenditures for the current quarter were $17 million and $27 million year to date. To accommodate and consolidate our operations relating to the tremendous growth in Asia as well as our newly acquired analog division, in the second quarter, we purchased an office building in Taipei, Taiwan. Excluding this non-production related $6 million building purchase, year-to-date capital expenditures were approximately 13% of revenue, slightly ahead of our 10-12% full-year estimate.

As to our Outlook…

Heading into the third quarter of 2006, we see continued strong demand for our discrete and analog products, as we aggressively proceed with innovative new products and strengthen our leadership position in the market.

Coming off our 5th consecutive record revenue performance, including our 12% sequential growth this quarter, and based on our book-to-bill ratio above one, we currently expect to see sequential revenue growth in the 4-7% range in Q3. And we expect gross margin percentage for the third quarter to be comparable with Q2.

Over time, as we continue to introduce innovative new discrete and analog products, and internalize packaging of our analog products, we expect to see gradual expansion in our gross margins.

Therefore, we feel confident that 2006 will continue to be another year of exceptional growth for Diodes as we continue to focus on innovation and profitable growth, while fully leveraging the synergies created by the Anachip acquisition.

With that said, I’m now going to turn the discussion over to Mark King, our Sr. VP of Sales and Marketing. Mark will discuss our new products, market opportunities, and give you a view of the direction of the general marketplace.

Markets and Growth Strategies - Mark King

Thanks, Carl and good morning everyone.

In the second quarter, Diodes marketing and sales activity included record sales, multiple design wins, an aggressive new product launch schedule, and strong new product revenues generated by both internal development and the Anachip acquisition. We are on track to complete the Anachip brand conversion by the end of Q3, and continue to internalize the analog packaging. Favorable customer and distributor response to the Anachip acquisition and analog strategy paved the way for our entry into the standard linear business, which has exceeded our positive expectations so far.

We made great progress during Q2 in executing our new product road map, including new products in the discrete, analog and power management categories. Sales of new products reached a record 24.9% of total sales.

During the quarter, we launched 63 products from 19 product families. Our recent launch of the new PowerDI™323 product platform builds on the innovative success of our popular PowerDI™5 and PowerDI™123 product lines. The PowerDI™ 323 platform is among the smallest power packages ever introduced in the power rectifier market and provides best-in-class power performance. Our PowerDI™323 Schottky Rectifiers are designed to improve efficiency and enable miniaturization of the DC/DC converters in small portable electronics, such as mobile phones, digital audio players and digital cameras. In addition, we extended the PowerDI™323 platform to the Zener market with the PD-3Z series.

Geographic Breakout
Geographically, market share for Diodes’ discrete products reached all time highs in the second quarter, driven by gains in all regions. Asia remained the largest contributor, accounting for 70% of Q2 sales. Sales to manufacturers of LCD monitors and televisions, wireless LANs and battery chargers led the way. Pricing of commodity products was relatively unchanged and commodity lead-times stabilized. We expect this to continue through Q3. Design activity remained brisk on all product lines.

During the quarter, we experienced better than expected sales in the computer segment, and strong growth in our analog product line. We have seen positive cross-selling synergies as Dr. Lu mentioned.

Even though Anachip had relationships with many key Asian accounts prior to the acquisition, the product line has captured additional market share since becoming affiliated with Diodes, Inc.

North America
North America contributed 26% of total revenues, with sales exceeding expectations once again, and distributor point of sales achieving record highs. Set-top-box demand was low in Q2 due to new model product delays, but is expected to ramp up in Q3. With the help of increased lead-times and competitor shortages, broad based distributor sales were solid.

Given the intensified design activity and new qualifications to “second source” long lead-time parts, sales for accounts designed in North America and built in Asia remained strong. Array designs continued to be more widely adopted in North America, with custom arrays gaining traction at accounts requiring very small form factors. There was heavy interest in our performance packages, such as the PowerDI™123, PowerDI™323 and DFN.

Distributor inventory rose from two-year lows in Q2, due to strong customer demand, and it has remained in line with sales.

For the second consecutive quarter, wafer sales decreased as we continue converting more wafers for internal purposes. However, our wafer average selling price was up over 4% sequentially. ASP for discrete components was down slightly this quarter.

Europe
In Europe revenues reached a new record sales level, up 38% sequentially and 138% from last year. This region contributed 4% of sales. Point of sales revenue was up approximately 33% over the first quarter, while OEM sales increased approximately 12%. Our sales growth was driven mainly by the new distributors we added last year, but we were also pleased with significant sales increases from our longer term channel partner.

During the quarter we started shipments of our first new hall sensor design wins, both directly and through our distributors. We saw significant interest in both our Hall and Analog product families. Going forward, we will continue to build our distribution momentum, as we work toward increasing our market share in Europe over the next several quarters.

Moving to Market Segments…

For the second quarter, our segment breakout was: 36% computer and peripherals, 35% consumer, 14% telecom, 13% industrial, and 2% automotive.

Now I’ll go into Design Wins

Design activity remained strong in the quarter. On the discrete side, we saw significant interest in our PowerDI, array (both standard and customer specific), and sub-miniature platforms. On the analog side, we saw similar interest in our switchers and LDOs. We had multiples design wins at over 50 accounts world-wide, from a broad list of end equipments.

Most notable wins include:

- a design win on our recently announce PowerDI™323 Schottky device on the most recent Digital audio platform.

- PowerDI™5 wins in multiple notebook platforms, 2 DC to DC converters, DC fan and a battery pack.

-PowerDI™123 wins DC/ DC converter, Hand held PC, and networking edge switch.

- Array  wins in Portable POS Terminal, Mobile handset, DC to DC converters, ADSL, battery pack, and graphics card.

Notable wins on the Analog side include:

- Switcher wins in multiple LCD-TV and Set-top-box designs, Portable and Combo DVD, as well as wireless LAN.

- DC to DC converter wins in Set-top-box, ADSL and power adapter.

- Low Drop out regulator wins in ADSL and Cable modem, server, LCD-TV and Module.

And finally:

- Hall Effect IC wins in DC fan, Automotive, and 3 different DC motor applications.

The bottom line is that we now have more products to sell our customers. Our discrete product lines complement the power management product lines at Anachip, and the result is synergistic growth that should persist well into the future.

In Summary…
We are very pleased with our record second quarter results. Overall, Diodes made excellent progress in implementing its strategy of innovation and profitable growth, as evidenced by record financial results, multiple design wins, best-in-class product launches, and recognition by top business publications. We are confident of continued success going into Q3.

Orders were strong with a book to bill ratio above one. In the discrete segment, we believe that we are well positioned with innovative products that satisfy the increasing demand for portability and miniaturization, from the computing and consumer electronics markets.

The acquisition of Anachip continues to pay off with contributions to profitability and product offerings, thus underlining its ideal fit with our existing product portfolio, manufacturing strengths, and customer base. We see dynamic growth and innovation for Diodes going into the third quarter and beyond, that will continue to add to shareholder value.

With that, let’s open the floor to questions. Operator?